UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

March 3, 2010

Jamba, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32552	20-2122262
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6475 Christie Avenue, Suite 150, Emeryville, California 94608

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(510) 596-0100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On March 9, 2010, Jamba, Inc. (the “Company”) issued a press release announcing its financial results for the fourth quarter and year ended December 29, 2009. A copy of the Company’s press release is attached hereto as Exhibit 99.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

2010 Management Bonus Program

On March 3, 2010 the Compensation and Executive Development Committee (the “Compensation Committee”) of the Board of Directors of Jamba, Inc. approved a 2010 fiscal year Management Bonus Program for employees at the manager level and above (the “2010 Management Bonus Program”).

Under the 2010 Management Bonus Program, the Compensation Committee established guidelines for an annual bonus pool that may be paid for fiscal year 2010. Under the program, if the Company achieves a certain base target adjusted EBITDA threshold, bonuses will then be earned by program participants upon the achievement of specified financial, strategic and personal metrics. The financial metrics account for 60% of the 2010 Management Bonus Program metrics and consist of the following:

•	40% for achievement of an adjusted consolidated EBITDA target for fiscal year 2010;

•	10% for achievement of a positive comparable store sales target for fiscal year 2010; and

•	10% for achievement of a reduced general and administrative expense target.

The strategic and personal metrics account for 30% and 10%, respectively, of the 2010 Management Bonus Program metrics and are dependent and vary based upon an employee’s job title, department and individual duties. If each of the target metrics is achieved, the bonus pool to be allocated among all the program participants will be $2.8 million. This $2.8 million bonus pool will not be available in the event that the target adjusted consolidated EBITDA threshold is not met.

Under the 2010 Management Bonus Program, each of the executive officers listed in the table below is eligible to receive a bonus opportunity as follows based on the current base salaries of such executives:

Name	Current Base Salary	Bonus Opportunity as a percentage of Current Base Salary*
James D. White, President and Chief Executive Officer	$550,000	Up to 100%
Karen L. Luey, Senior Vice President and Chief Financial Officer	$275,000	Up to 40%
Thibault de Chatellus, Senior Vice President, Global Franchise Development	$294,200	Up to 40%
Michael W. Fox, Senior Vice President, General Counsel and Secretary	$275,000	Up to 40%
Gregory A. Schwartz, Senior Vice President, Supply Chain and Operations Services	$275,000	Up to 40%
Steve Adkins, Senior Vice President, Company Operations	$275,000	Up to 40%
Susan Shields, Senior Vice President, Chief Marketing Officer	$275,000	Up to 40%

*	Based upon achievement of the base target EBITDA threshold amount indicated above. The Compensation Committee has discretion to award additional amounts to such executives in the event one or more of the Stretch Target EBITDA Thresholds are achieved, as described below.

If the target adjusted consolidated EBITDA threshold is not achieved, so long as certain minimum targets are met, at the Compensation Committee’s discretion, a bonus pool of up to $980,000 may be awarded.

In addition, under the 2010 Management Bonus Program, in the event each of the target metrics is met and the adjusted consolidated EBITDA target is exceeded by pre-determined levels, two additional bonus pools will be available to be allocated among all the program participants. If the adjusted consolidated EBITDA target is exceeded by an amount equal to 16.67% of the base target, an additional bonus pool of up to a maximum of $625,000 in cash will be available for distribution, and if the adjusted consolidated EBITDA target is exceeded by an amount equal to 33.33% of the base target (each, a “Stretch Target EBITDA Threshold”), a final additional bonus pool of up to a maximum of $625,000 will be available for distribution, each in the discretion of the Compensation Committee.

Awards payable to any program participant are contingent upon continued employment with the Company through the time the bonus amount is paid and will be payable 50% in cash and the balance through a grant of a fully vested stock grant. However, at the Compensation Committee’s discretion, any portion of the awards payable in shares of stock may instead be paid in cash. Any stock grants that are issued in connection with a bonus award will be issued under the Company’s 2006 Employee, Director and Consultant Stock Plan pursuant to the Company’s equity award grant guidelines.

Notwithstanding the foregoing, under the 2010 Management Bonus Program, the Compensation Committee has the right in its sole discretion to adjust the bonus for any individual so long as such bonus does not exceed the maximum amount that otherwise could be earned by an individual as determined above upon achievement of the target base adjusted consolidated EBITDA threshold.

Item 8.01	Other Events.

On March 9, 2010, the Company issued a press release regarding certain Board of Directors matters. A copy of the Company’s press release is attached hereto as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated March 9, 2010 regarding the financial results for the fourth quarter and year ended December 29, 2009.

99.2	Press release dated March 9, 2010 regarding certain Board of Directors matters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMBA, INC.

Date: March 9, 2010	By:	/s/ Karen L. Luey
	Name:	Karen L. Luey
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated March 9, 2010 regarding the financial results for the fourth quarter and year ended December 29, 2009.

99.2	Press release dated March 9, 2010 regarding certain Board of Directors matters.